Exhibit 99.1

Badger Meter Reports Second Quarter Results

MILWAUKEE--(BUSINESS WIRE)--July 20, 2015--Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

  Net sales were a record $98,896,000 for the second quarter of 2015, a 3.4% increase from sales of $95,662,000 for the second quarter of 2014.
  Net earnings were $7,901,000 for the second quarter of 2015, 10.4% decrease from net earnings of $8,814,000 for the second quarter of 2014.
  Diluted earnings per share were $0.55 for the second quarter of 2015, a 9.8% decrease from diluted earnings per share of $0.61 for the second quarter of 2014.

First Half 2015 Highlights

  Net sales were $182,540,000 for the first half of 2015, a 1.9% increase from sales of $179,158,000 for the first half of 2014.
  Net earnings were $12,128,000 for the first half of 2015, a 9.8% decrease from net earnings of $13,446,000 for the first half of 2014.
  Diluted earnings per share were $0.84 for the first half of 2015, a 10.6% decrease from diluted earnings per share of $0.94 for the first half of 2014.

Operations Review

“The quarter benefited from a positive contribution from National Meter and Automation, and while we also had higher sales of municipal water products, they were lower than we anticipated. In addition, sales of flow instrumentation products were down for the quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said municipal water product sales increased both domestically and internationally, with higher sales of the company’s newest technology products including ORION® Cellular endpoints, the ORION® SE fixed-network system, BEACON® Advanced Metering Analytics (AMA) software and E-Series® Ultrasonic meters. Sales into the municipal water market were negatively impacted by a product issue at one of the company’s alliance partners. The decrease in flow instrumentation product sales was due to the impact of the weaker Euro, continued weakness in the oil & gas market and the general slow-growth economy.

The gross profit margin was 35.5% for the second quarter of 2015, compared to 36.4% for the second quarter of 2014. The decrease was due to product mix, with increased sales of municipal water products and lower sales of flow instrumentation products, which have higher margins. This was offset in part by incremental profit from National Meter and favorable brass costs.

“The decrease in second quarter earnings was due to a number of factors. Selling, engineering and administration expenses were consistent with prior quarters, but had a negative impact on earnings due to the lower-than-anticipated sales. Higher health care costs, increased software amortization and increased sales and marketing efforts in California also contributed to the earnings decrease. Municipalities in California continue to be affected by drought conditions and state mandates to reduce water consumption. We believe our added focus on helping water utilities and their customers conserve water will drive additional sales in future quarters,” said Meeusen. He also noted that the company benefited from a lower tax rate in the second quarter of 2015.

Summary

“While second quarter sales were a record, they were not at the level we anticipated. The quarter started strong in April, followed by a slower May and a slightly improved June. Although the slow-growth economy will remain a headwind in the months ahead, we are optimistic about the growth opportunities for both our new products and products currently under development. We believe our strong fundamentals and the macro drivers of conservation and sustainability will continue to provide long-term growth opportunities for Badger Meter,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2015 second quarter results on Tuesday, July 21, 2015, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-713-4217 and entering the passcode 76125971. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMEMY87YK. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Tuesday, July 28, 2015, by dialing 1-888-286-8010 and entering the passcode 49166635. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement and control products, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure
  (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for technology products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$98,896	$95,662	$182,540	$179,158

Cost of sales	63,753	60,831	117,322	115,376

Gross margin	35,143	34,831	65,218	63,782

Selling, engineering and administration	22,961	20,610	45,983	41,871

Operating earnings	12,182	14,221	19,235	21,911

Interest expense, net	319	311	636	602

Earnings before income taxes	11,863	13,910	18,599	21,309

Provision for income taxes	3,962	5,096	6,471	7,863

Net earnings	$7,901	$8,814	$12,128	$13,446

Earnings per share:

Basic	$0.55	$0.62	$0.84	$0.94

Diluted	$0.55	$0.61	$0.84	$0.94

Shares used in computation of earnings per share:

Basic	14,379,450	14,309,509	14,361,464	14,244,135

Diluted	14,443,266	14,367,353	14,434,560	14,318,046

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2015	2014
	Unaudited

Cash	$12,676	$6,656
Receivables	61,963	53,967
Inventories	71,722	71,774
Other current assets	9,812	8,708
Total current assets	156,173	141,105

Net property, plant and equipment	83,892	81,806
Intangible assets, at cost less accumulated amortization	58,786	61,672
Other long-term assets	10,586	8,853
Goodwill	47,712	47,722
Total assets	$357,149	$341,158

Liabilities and Shareholders' Equity

Short-term debt	$73,029	$75,927
Payables	22,508	16,059
Accrued compensation and employee benefits	9,366	11,901
Other liabilities	6,821	3,188
Total current liabilities	111,724	107,075

Deferred income taxes	6,599	6,399
Long-term employee benefits and other	15,206	13,353
Shareholders' equity	223,620	214,331
Total liabilities and shareholders' equity	$357,149	$341,158

CONTACT:
Badger Meter
Dawn O’Neill, 414-371-7276